                                                                    EXHIBIT 21.1



AUTOLOGIC INFORMATION INTERNATIONAL, INC. AND SUBSIDIARIES



EXHIBIT 21.1--SUBSIDIARIES OF THE REGISTRANT



The following is a list of the subsidiaries of the Company as of January 15, 1999 (exclusive of certain subsidiaries which, if considered in the aggregate, would not, as of October 30, 1998, constitute a significant subsidiary within the meaning of Rule 1-02(v) of Regulation S-X). All of such subsidiaries, to the extent they were active during fiscal 1997, are included as consolidated subsidiaries in the Registrant's consolidated financial statements as of October 30, 1998.


                                                                     Jurisdiction
                                                                           of
Name (1)                                                             Incorporation
--------                                                             -------------

Xitron, Incorporated                                                 Michigan

Autologic Triple-I, Inc.                                             Canada

Autologic Information International, Limited                         United Kingdom

Autologic Information International, A.B.                            Sweden

Autologic Information International, Ltd.                            Israel

Autologic Information International, Pty Limited                     Australia

Information International Overseas Corporation                       California

Information International Foreign Sales Corporation                  Guam

Autologic Information International Ltd.                             Nevada


------------



(1) Except as noted, each named subsidiary is wholly owned, directly or indirectly, by the Company, except that in the case of certain foreign subsidiaries, qualifying shares may be registered in the name of directors and/or other subsidiaries of the Company.